Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2013 Stock Incentive Plan and  Amended and Restated 2007 Stock Incentive Plan, as amended, of Ophthotech Corporation of our report dated July 11, 2013 ( except as to the thirteenth paragraph of Note 16) as to which the date is September 9, 2013, with respect to the financial statements of Ophthotech Corporation for the  year ended December 31, 2012 included in the Registration Statement (Form S-1 No. 333-190643) and the related prospectus, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Metro Park, New Jersey

October 16, 2013